Exhibit 5.1

January 9, 2019

Board of Directors

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission regarding the registration of 1,986,724 shares of common stock, no par value per share (“Orrstown Common Stock”), of Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), in connection with the Agreement and Plan of Merger dated as of October 23, 2018 (the “Merger Agreement”) between Orrstown and Hamilton Bancorp, Inc., a Maryland corporation (“Hamilton”), providing for the merger (the “Merger”) of Hamilton with and into Orrstown.

At the effective time of the Merger, the outstanding shares of Hamilton common stock, $0.01 par value per share (“Hamilton Common Stock”), will be converted into the right of holders of Hamilton Common Stock to receive, in exchange for each share of Hamilton Common Stock, $4.10 cash, without interest, subject to adjustment as provided in the Merger Agreement, and 0.54 shares of Orrstown Common Stock. Up to 1,986,724 shares of Orrstown Common Stock (the “Shares”), in the aggregate, will be issued in the Merger.

This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined, among other things:

(1)	an executed copy of the Merger Agreement;

(2)	a copy certified to our satisfaction of the Articles of Incorporation of Orrstown as in effect on the date hereof;

(3)	copies certified to our satisfaction of resolutions adopted by the Board of Directors of Orrstown, including resolutions approving the Merger Agreement and the issuance of the Shares; and

(4)	such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish this opinion.

4201 E. PARK CIRCLE | HARRISBURG, PA 17111 | 717•308•9910 | PILLARAUGHT.COM

We have assumed for the purpose of this opinion that:

(1)

the Merger Agreement has been duly and validly authorized, executed and delivered by Hamilton, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

(2)	the Merger will be consummated in accordance with the terms of the Merger Agreement.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be issued by Orrstown as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Pillar Aught LLC